Exhibit 34.1

Report of Independent Registered Public Accounting Firm

The Board of Directors
American Honda Finance Corporation:

We have examined management’s assessment, included in the accompanying Management’s Assessment of Compliance with Applicable Servicing Criteria, that American Honda Finance Corporation complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for asset-backed securities transactions for which the Company acted as servicer and administrator involving retail automobile receivables for new and used Honda and Acura vehicles (the Platform), except for servicing criteria 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(vi), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the year ended March 31, 2016. Appendix B to Management’s Assessment of Compliance with Applicable Servicing Criteria identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. With respect to servicing criterion 1122(d)(2)(i) and 1122(d)(4)(iv), the activities the Company performs are limited to the recording and application of borrower payments as well as the remittance of collections to the Indenture Trustee (as defined in the sales and servicing agreements). With respect to servicing criterion 1122(d)(2)(ii), the activities the Company performs are limited to disbursements made via wire transfer to the Indenture Trustee (as defined in the transaction agreements). With respect to servicing criteria 1122(d)(3)(ii), 1122(d)(3)(iii), and 1122(d)(3)(iv), the activities the Company performs are limited to amounts remitted to the Indenture Trustee (as defined in the transaction agreements), rather than the investor. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assessment about the Company’s compliance based on our examination.

Our examination was conducted in accordance with the attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

As described in the accompanying Management’s Assessment of Compliance with Applicable Servicing Criteria, for servicing criteria 1122(d)(2)(i), 1122(d)(4)(i), 1122(d)(4)(ii), and 1122(d)(4)(iv), the Company has engaged vendors to perform the activities required by these servicing criteria. The Company has determined that these two vendors are not considered a servicer as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to the vendors as permitted by SEC s Compliance and Disclosure Interpretation 200.06 (C&DI 200.06 formerly Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations). As permitted by C&DI 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors activities comply in all material respects with the servicing criteria applicable to the vendors. The Company is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company s eligibility to apply C&DI 200.06.

The Company has determined that servicing criterion 1122(d)(1)(v) is applicable to the activities the Company performs with respect to the Platform for all transactions and securities in the Platform, including those issued on or before November 23, 2015 for which compliance was previously assessed under other servicing criteria in accordance with the SEC Division of Corporation Finance’s Manual of Publicly Available Interpretations on Regulation AB and Related Rules, as applicable, for the 2016 assessment period as of and for the year ended March 31, 2016.

In our opinion, management’s assessment that American Honda Finance Corporation complied with the aforementioned servicing criteria, including the servicing criteria 1122(d)(2)(i), 1122(d)(4)(i), 1122(d)(4)(ii), and 1122(d)(4)(iv), for which compliance is determined based on C&DI 200.06 as described above, as of and for the year ended March 31, 2016 is fairly stated, in all material respects.

/s/ KPMG LLP

Los Angeles, California
June 10, 2016

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